UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2008

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On March 26, 2008, our Board of Directors approved a voluntary one-time only stock option exchange program, subject to stockholder approval. The opportunity to participate in the stock option exchange program will be offered to domestic and certain foreign employees, including our executive officers, and directors holding eligible options granted under either our 2002 Equity Incentive Plan or 2002 Non-Employee Director Stock Award Plan or under two special inducement grants awarded to our Chief Executive Officer upon his joining us. The new options granted in exchange for surrendered options will have an exercise price per share equal to the higher of (a) $7.50 or (b) $0.25 above the closing price of our Class A common stock as reported on the NYSE for the business day prior to the date the new options are granted (the “Exchange Price”). Under the program, outstanding stock options with an exercise price greater than the Exchange Price will be eligible to participate.

The foregoing description of the stock option exchange program is qualified in its entirety by reference to the description of the stock option exchange program set forth in “Proposal Two – Approval of the Option Exchange Program” in our preliminary proxy statement filed with the Securities and Exchange Commission on March 28, 2008.

The tender offer described in the preliminary proxy statement has not yet commenced. At the time the Option Exchange Program has commenced, the company will provide option holders who are eligible to participate in the exchange with written materials explaining the precise terms and timing of the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read these written materials carefully when they become available because they will contain important information about the Option Exchange Program. The company will also file these written materials with the Securities and Exchange Commission as part of a tender offer statement upon the commencement of the Option Exchange Program. The company’s stockholders and option holders will be able to obtain these written materials and other documents filed by the company with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission’s website at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

Date: March 28, 2008	By:	/s/ Jeffrey G. Katz
Jeffrey G. Katz Chief Executive Officer